EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			18-020

Date: October 22, 2018	Contact:	Erik Staffeldt
Senior Vice President & CFO

Helix Reports Third Quarter 2018 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $27.1 million, or $0.18 per diluted share, for the third quarter of 2018 compared to net income of $2.3 million, or $0.02 per diluted share, for the same period in 2017 and net income of $17.8 million, or $0.12 per diluted share, for the second quarter of 2018. Net income for the nine months ended September 30, 2018 was $42.3 million, or $0.29 per diluted share, compared to a net loss of $20.5 million, or $(0.14) per diluted share, for the nine months ended September 30, 2017.

Helix reported Adjusted EBITDA1 of $58.6 million for the third quarter of 2018 compared to $30.5 million for the third quarter of 2017 and $52.3 million for the second quarter of 2018. Adjusted EBITDA for the nine months ended September 30, 2018 was $138.5 million compared to $74.8 million for the nine months ended September 30, 2017. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2018	9/30/2017	6/30/2018	9/30/2018	9/30/2017

Revenues	$212,575	$163,260	$204,625	$581,462	$418,117

Gross Profit	$51,993	$21,141	$42,897	$107,873	$38,683
	24%	13%	21%	19%	9%

Net Income (Loss)	$27,121	$2,290	$17,784	$42,345	$(20,528)

Diluted Earnings (Loss) Per Share	$0.18	$0.02	$0.12	$0.29	$(0.14)

Adjusted EBITDA [1]	$58,636	$30,452	$52,269	$138,471	$74,801

Cash and cash equivalents	$325,092	$356,889	$288,490	$325,092	$356,889

Cash flows from operating activities	$63,161	$15,722	$46,620	$150,827	$31,323

Owen Kratz, President and Chief Executive Officer of Helix, stated, “The sequential improvement in our financial performance resulted primarily from improvements in our Robotics segment, with increased trenching operations during the quarter and near full utilization of our chartered vessel fleet. Our Well Intervention segment saw continued strong operational performance and high utilization of our intervention vessels, despite lower IRS rental unit utilization and idle time between projects on our Q4000 vessel. In the fourth quarter our operations will be impacted by the normal winter slowdown in the North Sea and expected low activity levels in the Gulf of Mexico. Our market is still weak and challenging, but we remain committed to finishing the year with strong operational execution and cost discipline.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	9/30/2018	9/30/2017	6/30/2018
Revenues:
Well Intervention	$154,441	$111,522	$161,759
Robotics	54,340	47,049	39,060
Production Facilities	15,877	16,380	16,343
Intercompany Eliminations	(12,083)	(11,691)	(12,537)
Total	$212,575	$163,260	$204,625

Income (Loss) from Operations:
Well Intervention	$34,427	$16,906	$34,470
Robotics	5,601	(9,365)	(4,102)
Production Facilities	6,694	7,660	6,866
Corporate / Other	(15,567)	(10,633)	(12,684)
Intercompany Eliminations	222	199	222
Total	$31,377	$4,767	$24,772

Business Segment Results

Well Intervention
Well Intervention revenues in the third quarter of 2018 decreased $7.3 million, or 5%, from the previous quarter. The decrease in revenues was primarily the result of a reduction in the IRS rental unit utilization, which decreased to 26 days in the third quarter of 2018 compared to 120 days in the previous quarter, and a reduction in contractual reimbursables from customers in the North Sea quarter over quarter. These reductions were partially offset by an increase in revenues due to higher vessel utilization, which increased to 91% in the third quarter of 2018 compared to 88% in the previous quarter, and higher operating rates in the North Sea.
Well Intervention revenues increased $42.9 million, or 38%, in the third quarter of 2018 compared to the third quarter of 2017. The increase is primarily due to 92 additional vessel days in the third quarter of 2018 compared to the third quarter of 2017 (the introduction of the Siem Helix 2 occurred in the fourth quarter of 2017), as well as higher overall vessel utilization of 91% in the third quarter of 2018 compared to 88% in the third quarter of 2017. The third quarter of 2018 also had 26 days of utilization for the IRS rental units compared to no utilization in the third quarter of 2017.

Robotics
Robotics revenues in the third quarter of 2018 increased by $15.3 million, or 39%, from the previous quarter. The increase was driven primarily by increased trenching work in the North Sea and higher chartered vessel and ROV utilization compared to the previous quarter. Chartered vessel utilization increased to 98%, which includes 113 spot vessel days, in the third quarter of 2018 from 70%, which includes 54 spot vessel days, in the second quarter of 2018. ROV asset utilization increased to 42%, including 219 trenching days, in the third quarter of 2018 from 38%, including 146 trenching days, in the second quarter of 2018.
Robotics revenue increased 15% in the third quarter of 2018 from the third quarter of 2017. Vessel utilization was 98% in the third quarter of 2018 compared to 80% in the third quarter of 2017. ROV asset utilization decreased to 42% in the third quarter of 2018 from 46% in the third quarter of 2017; however, the third quarter of 2018 included 128 additional trenching days compared to the same quarter in 2017.

Other Expenses

Selling, general and administrative expenses were $20.8 million, or 9.8% of revenue, in the third quarter of 2018 compared to $18.1 million, or 8.9% of revenue, in the second quarter of 2018. The increase was primarily attributable to increased costs associated with our employee share-based compensation awards linked to our stock price.

Other expense was $0.7 million in the third quarter of 2018 compared to $3.4 million in the second quarter of 2018. The change was primarily due to a reduction in foreign currency losses quarter over quarter.

Financial Condition and Liquidity

Cash and cash equivalents at September 30, 2018 were approximately $325 million. Consolidated long-term debt decreased to $448 million at September 30, 2018 from $459 million at June 30, 2018. Consolidated net debt at September 30, 2018 was $123 million. Net debt to book capitalization at September 30, 2018 was 7%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

Capital additions (including capitalized interest and dry dock costs) totaled $14 million in the third quarter of 2018 compared to $18 million in the second quarter of 2018 and $43 million in the third quarter of 2017.

Operating cash flow increased to $63 million in the third quarter of 2018 compared to $47 million in the second quarter of 2018, primarily due to an increase in operating income and changes in working capital. Operating cash flow in the third quarter of 2018 increased by $47 million year over year due primarily to higher net income and changes in working capital. Free cash flow was $50 million in the third quarter of 2018 compared to $26 million in the second quarter of 2018. The increase was primarily due to higher operating cash flows and lower capital expenditures in the third quarter. Free cash flow in the third quarter of 2018 increased $71 million year over year due to higher operating cash flow on higher earnings and reduced capital expenditures resulting from the completion of the Siem Helix 1 and Siem Helix 2 vessels during 2017. (Free cash flow is a non-GAAP measure. See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its third quarter 2018 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Tuesday, October 23, 2018 at 9:00 a.m. Central Time, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to dial into the teleconference may join by dialing 1-800-901-3958 for participants in the United States and 1-212-231-2939 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available at “For the Investor” by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including Helix’s most recently filed Annual Report on Form 10-K and in Helix’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2018	2017	2018	2017
	(unaudited)		(unaudited)

Net revenues	$212,575	$163,260	$581,462	$418,117
Cost of sales	160,582	142,119	473,589	379,434
Gross profit	51,993	21,141	107,873	38,683
Gain (loss) on disposition of assets, net	146	—	146	(39)
Selling, general and administrative expenses	(20,762)	(16,374)	(52,986)	(46,532)
Income (loss) from operations	31,377	4,767	55,033	(7,888)
Equity in losses of investment	(107)	(153)	(378)	(457)
Net interest expense	(3,249)	(3,615)	(10,744)	(15,480)
Loss on extinguishment of long-term debt	(2)	—	(1,183)	(397)
Other expense, net	(709)	(551)	(3,225)	(619)
Other income - oil and gas	652	303	4,068	3,196
Income (loss) before income taxes	27,962	751	43,571	(21,645)
Income tax provision (benefit)	841	(1,539)	1,226	(1,117)
Net income (loss)	$27,121	$2,290	$42,345	$(20,528)

Earnings (loss) per share of common stock:
Basic	$0.18	$0.02	$0.29	$(0.14)
Diluted	$0.18	$0.02	$0.29	$(0.14)

Weighted average common shares outstanding:
Basic	146,700	145,958	146,679	145,057
Diluted	146,964	145,958	146,761	145,057

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Sep. 30, 2018	Dec. 31, 2017	(in thousands)	Sep. 30, 2018	Dec. 31, 2017
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$325,092	$266,592	Accounts payable	$62,844	$81,299
Accounts receivable, net	157,397	143,283	Accrued liabilities	84,431	71,680
Other current assets	47,450	41,768	Income tax payable	5,859	2,799
Total Current Assets	529,939	451,643	Current maturities of long-term debt (1)	46,784	109,861
			Total Current Liabilities	199,918	265,639

			Long-term debt (1)	401,265	385,766
			Deferred tax liabilities	102,742	103,349
Property & equipment, net	1,771,551	1,805,989	Other non-current liabilities	42,382	40,690
Other assets, net	76,985	105,205	Shareholders' equity (1)	1,632,168	1,567,393
Total Assets	$2,378,475	$2,362,837	Total Liabilities & Equity	$2,378,475	$2,362,837

(1)
Net debt to book capitalization - 7% at September 30, 2018. Calculated as net debt (total long-term debt less cash and cash equivalents - $122,957) divided by the sum of net debt and shareholders' equity ($1,755,125).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

	Three Months Ended			Nine Months Ended
	9/30/2018	9/30/2017	6/30/2018	9/30/2018	9/30/2017
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$27,121	$2,290	$17,784	$42,345	$(20,528)
Adjustments:
Income tax provision (benefit)	841	(1,539)	298	1,226	(1,117)
Net interest expense	3,249	3,615	3,599	10,744	15,480
Loss on extinguishment of long-term debt	2	—	76	1,183	397
Other expense, net	709	551	3,441	3,225	619
Depreciation and amortization	27,680	26,293	27,877	83,339	82,670
EBITDA	59,602	31,210	53,075	142,062	77,521
Adjustments:
(Gain) loss on disposition of assets, net	(146)	—	—	(146)	39
Realized losses from foreign exchange contracts not designated as hedging instruments	(820)	(758)	(806)	(2,316)	(2,759)
Other than temporary loss on note receivable	—	—	—	(1,129)	—
Adjusted EBITDA	$58,636	$30,452	$52,269	$138,471	$74,801

Free Cash Flow:
Cash flows from operating activities	$63,161	$15,722	$46,620	$150,827	$31,323
Less: Capital expenditures, net of proceeds from sale of assets	(13,437)	(37,032)	(20,755)	(55,406)	(121,428)
Free cash flow	$49,724	$(21,310)	$25,865	$95,421	$(90,105)

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our ability to service debt and fund capital expenditures and may help our investors understand our operating performance and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.